Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES 2011 SECOND QUARTER FINANCIAL RESULTS

Q2 2011 Financial Highlights

•                  Revenues increased 73.2% to $352.0 million from $203.2 million in Q2 2010

•                  Net income of $14.5 million, or $0.28 per diluted share, compared to Q2 2010 net income of $7.1 million, or $0.16 per diluted share

•                  Net cash provided by operating activities of $21.2 million for the quarter

•                  At June 30, 2011:

•            $158.3 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.03 billion

Dallas, TX — August 4, 2011 — Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2011.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “We continued our strong performance in the second quarter of 2011 as we report the highest quarterly net income and earnings per share numbers since Primoris became a public company three years ago.  At that time, we said that we intended to use our public company shares as part of a strategy to carefully grow the company.  We have done so, and both of our larger acquisitions, James Construction Group in December 2009 and Rockford Corporation in November 2010, made strong contributions to our quarterly results.  The performance of our California-based underground and industrial groups was also instrumental in achieving our financial results.

“During the past few months, we have announced new projects for underground pipeline construction and repairs and maintenance, including our first contract in the Marcellus Shale region, for heavy highway and infrastructure and for the modernization of a natural gas-fired electric generation facility.  Our financial position remains strong as our balance sheet showed $158.3 million in cash and short-term investments at June 30, 2011, we generated operating cash flow of $51.9 million during the first half of 2011 and our backlog at June 30, 2011 was $1.03 billion.  The current macroeconomic outlook for both our industry and our end-markets remains somewhat opaque, but to date we have performed well, and we remain optimistic about our future opportunities.”

2011 SECOND QUARTER RESULTS OVERVIEW

Revenues for the 2011 second quarter rose 73.2% to $352.0 million from $203.2 million for the same period last year.  The increase was primarily attributable to a $91.2 million revenue contribution from Rockford, which was acquired in the fourth quarter of 2010, higher revenues at the Company’s ARB subsidiary, and a $24.1 million rise in revenues at the East Construction Services segment.  Substantially all the Rockford revenue was generated by work on the Ruby pipeline contract, part of a larger project for the construction of a natural gas pipeline from Wyoming to Oregon.  Excluding the impact of Rockford, revenues for the 2011 second quarter rose by 28.3% from the second quarter of 2010.  Gross profit for the 2011 second quarter rose by 55.5% to $41.4 million, or 11.8% of revenues, from $26.6 million, or 13.1% of revenues, in the second quarter of 2010.  Higher gross profit was due primarily to a $14.4 million profit contribution from Rockford, with the decline in gross margin attributable to lower margins associated with certain underground and industrial projects at ARB.

SEGMENT RESULTS

•              East Construction Services — located primarily in the southeastern United States, incorporates the construction business of James Construction Group (JCG), and Cardinal Contractors, Inc.’s water and wastewater, and Cardinal Mechanical, Inc.’s (now a division of JCG) shored excavation for thermal utilities businesses.

•              West Construction Services — includes construction services performed primarily in the western United States by ARB, Inc., and ARB Structures, Inc., and, effective November 1, 2010, Rockford.

•              Engineering — incorporates the results of Onquest, Inc. and Born Heaters Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended June 30,
	2011 Unaudited		2010 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$144,538	41.0%	$120,471	59.3%
West Construction Services	196,623	55.9%	69,821	34.4%
Engineering	10,795	3.1%	12,895	6.3%
Total	$351,956	100.0%	$203,187	100.0%

	For the six months ended June 30,
	2011 Unaudited		2010 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$272,617	38.3%	$224,707	59.4%
West Construction Services	416,737	58.6%	129,708	34.3%
Engineering	22,247	3.1%	23,754	6.3%
Total	$711,601	100.0%	$378,169	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended June 30,
	2011 Unaudited		2010 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$17,295	12.0%	$13,593	11.3%
West Construction Services	21,687	11.0%	10,181	14.6%
Engineering	2,424	22.5%	2,862	22.2%
Total	$41,406	11.8%	$26,636	13.1%

	For the six months ended June 30,
	2011 Unaudited		2010 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$30,338	11.1%	$23,214	10.3%
West Construction Services	46,450	11.1%	22,392	17.3%
Engineering	5,248	23.6%	5,503	23.2%
Total	$82,036	11.5%	$51,109	13.5%

East Construction Services:  The $24.1 million increase in revenues for the quarter was primarily attributable to JCG’s heavy civil group.  The $3.7 million improvement in gross profit was a result of higher revenues and improved performance with large construction projects of the heavy civil division. Gross profit as a percent of revenues rose to 12.0% from 11.3% in last year’s second quarter, due primarily to improved margin percentages realized on heavy civil projects, which reflected the benefit of improved efficiency on a large causeway project in South Louisiana.

West Construction Services:  The $126.8 million increase in revenues for the quarter was primarily attributable to a $91.2 million revenue contribution from Rockford, primarily for the Ruby pipeline project, as well as a $36.7 million increase in revenues at ARB.  Gross profit rose by $11.5 million to $21.7 million, primarily benefiting from a $14.4 million profit contribution from Rockford.  The decline in gross profit margin to 11.0% in the second quarter of 2011 reflected a significant increase in contingency amounts associated with engineering delays of one of our power plant construction projects during the quarter.

Engineering:  Revenues declined by $2.1 million from the second quarter of 2010, reflecting completion of an international project and a U.S.-based refinery project during the same period in the prior year.  Gross profit declined to $2.4 million from $2.9 million for the same period in 2010, as a result of the lower revenues for the segment, with gross profit as a percentage of revenue rising modestly to 22.5%.

Selling, general and administrative expenses (“SG&A”) were $20.5 million, or 5.8% of revenues for the second quarter of 2011, compared to $15.8 million, or 7.8% of revenues for the second quarter of 2011, an increase of $4.7 million.  Of the increased amount, approximately $1.6 million was as a result of the Rockford acquisition, $1.0 million related to a change made in the East Construction segment in its method of allocating overhead expenses to construction projects to conform to the method used by the other two segments, with the remaining change primarily from employee compensation and related expenses.  Excluding the impact of Rockford, SG&A as a percentage of revenues declined to 7.3%.

Operating income for the second quarter of 2011 was $20.9 million, or 5.9% of total revenues, compared to $10.8 million, or 5.3% of total revenues, for the same period last year.

Net other income in the second quarter of 2011 rose to $2.8 million from $0.5 million in the second quarter of 2010.  This increase was due primarily to a $2.6 million increase in income from the St.-Bernard Levee Partners joint venture in Louisiana.

The provision for income taxes for the second quarter of 2011 was $9.2 million, for an effective tax rate of 39.0%, compared to $4.2 million, for an effective tax rate of 37.1%, in the prior year quarter.

Net income for the second quarter of 2011 was $14.5 million, or $0.28 per diluted share, compared to net income of $7.1 million, or $0.16 per diluted share, in the same period in 2010.

Fully diluted shares outstanding for the second quarter of 2011 increased by 12.7% to 51.2 million from 45.4 million in last year’s second quarter, due primarily to the impact of the 1.6 million shares issued as part of the Rockford acquisition, the effect of the conversion of the Company’s warrants in October 2010 and the effect of the 1.6 million shares issued as a result of JCG and Rockford meeting earnout targets in 2010.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at June 30, 2011 included cash and cash equivalents of $135.3 million, short-term investments of $23.0 million, working capital of $56.3 million, total debt and capital leases secured by equipment of $51.6 million, subordinated acquisition debt of $29.7 million and stockholders’ equity of $246.0 million.  The balance sheet included a $10.4 million liability representing the estimated fair value for potential earn-out payments for Rockford’s financial performance for the next 18 months.

BACKLOG

At June 30, 2011, total backlog was $1.03 billion, an increase of $132.3 million, or 14.8%, from total backlog of $895.8 million at December 31, 2010.  Primoris expects that approximately $471 million, or 46%, of total backlog at June 30, 2011 will be recognized as revenue in 2011, with $277 million expected for the East Construction Services segment, $171 million for the West Construction Services segment and $23 million for the Engineering segment.

No substantial backlog was recorded from the Rockford acquisition because the current work in progress consists primarily of the Ruby pipeline project, which is a reimbursable cost plus fixed fee contract.

Backlog should not be considered a comprehensive indicator of future revenues, as a significant portion of Primoris’s revenues are derived from projects that are not part of a backlog calculation and projects that are considered a part of backlog may be cancelled by our customers.  For the six months ended June 30, 2011, approximately $275 million of revenue (which included $218 million attributable to the Rockford acquisition) was generated by projects that were not included in backlog.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Thursday, August 4, 2011 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 423-9820 (Domestic)

•            (201) 493-6749 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest specialty contractors and infrastructure companies in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. Since December 2009, Primoris has doubled its size and the Company’s national footprint now extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com

FORWARD LOOKING STATEMENTS

                    This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended June 30, 2011, and other filings with the Securities and Exchange Commission.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(214) 740-5602	(212) 836-9608
pmoerbeek@prim.com	dsullivan@equityny.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Revenues	$351,956	$203,187	$711,601	$378,169
Cost of revenues	310,550	176,551	629,565	327,060
Gross profit	41,406	26,636	82,036	51,109
Selling, general and administrative expenses	20,477	15,823	40,322	29,269
Operating income	20,929	10,813	41,714	21,840

Other income (expense):
Income from non-consolidated entities	4,400	1,756	5,226	2,724
Foreign exchange gain (loss)	(72)	94	(36)	186
Other expense	(306)	(322)	(603)	(631)
Interest income	100	153	258	333
Interest expense	(1,353)	(1,220)	(2,724)	(2,527)
Income before provision for income taxes	23,698	11,274	43,835	21,925

Provision for income taxes	(9,236)	(4,187)	(17,095)	(8,140)
Net income	14,462	7,087	26,740	13,785

Earnings per share:
Basic:	$0.28	$0.16	$0.53	$0.36
Diluted:	$0.28	$0.16	$0.52	$0.30

Weighted average common shares outstanding:
Basic	51,044	43,163	50,363	38,210
Diluted	51,154	45,407	51,111	45,451

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$135,289	$115,437
Short term investments	23,000	26,000
Customer retention deposits and restricted cash	17,519	12,518
Accounts receivable, net	155,122	208,145
Costs and estimated earnings in excess of billings	33,584	17,275
Inventory	28,735	25,599
Deferred tax assets	9,533	9,533
Prepaid expenses and other current assets	11,255	12,925
Total current assets	414,037	427,432
Property and equipment, net	120,974	123,167
Investment in non-consolidated entities	18,034	18,805
Intangible assets, net	35,101	40,633
Goodwill	94,179	94,179
Total assets	$682,325	$704,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$90,787	$89,484
Billings in excess of costs and estimated earnings	171,545	205,268
Accrued expenses and other current liabilities	65,869	55,126
Dividends payable	1,276	1,234
Current portion of capital leases	3,304	4,286
Current portion of long-term debt	9,546	9,623
Current portion of subordinated debt	14,700	15,833
Liabilities of discontinued operations	733	733
Total current liabilities	357,760	381,587
Long-term capital leases, net of current portion	5,656	7,354
Long-term debt, net of current portion	33,105	38,428
Long-term subordinated debt, net of current portion	15,037	27,378
Deferred tax liabilities	12,500	12,500
Contingent earnout liabilities	10,394	24,591
Other long-term liabilities	1,862	4,147
Total liabilities	436,314	495,985

Stockholders’ equity
Common stock-$.0001 par value; 90,000,000 shares authorized, 51,044,307 and 49,359,600 issued and outstanding at June 30, 2011 and December 31, 2010	5	5
Additional paid-in capital	149,837	136,245
Retained earnings	96,169	71,981
Total stockholders’ equity	246,011	208,231
Total liabilities and stockholders’ equity	$682,325	$704,216